Exhibit 99.1

Mueller Water Products

Second Quarter 2010

Conference Call Script

Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Thank you for joining us today as we discuss Mueller Water Products’ results for the 2010 second quarter. We issued our press release reporting results of operations for the quarter ended March 31, 2010 yesterday afternoon and a copy of it is available on our Web site.

Mueller Water Products had approximately 154.5 million shares outstanding at March 31, 2010.

With us on the call this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

We reference certain non-GAAP financial measures in our press release and on this call, including internal measurements we use to show the differences from prior periods. These non-GAAP measures derive from GAAP financial measures and are provided because they are used by the financial community. We believe these measures will assist in assessing the Company’s underlying performance for the periods being reported. These non-GAAP measures have limitations, and reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release. This morning, we will refer to adjusted net loss, adjusted EPS, adjusted income (loss) from operations and adjusted EBITDA, all of which exclude impairment, restructuring and debt extinguishment charges. We will also refer to net debt and free cash flow.

On today’s call we will make forward-looking statements in accordance with the Safe Harbor Provision of the Securities Litigation Reform Act of 1995. Remarks in future tense or containing words such as “expect,” “believe,” “anticipate,” “indicate” and “project” or similar words constitute forward-looking statements. They are not guarantees, and such statements involve risks and uncertainties that could cause actual results to differ materially from these statements. Please see our Form 10-K for the fiscal year ended September 30, 2009 for a discussion of these risks.

During this call, all references to a specific year or quarter refer to our fiscal year unless specified otherwise.

This morning’s call is being recorded and webcast live on the Internet. The archived webcast, along with the corresponding slides we are presenting this morning, will be available in the Investor Relations section of our Web site, www.muellerwaterproducts.com, for at least 90 days after the presentation.

The slides related to this morning’s call are available to help illustrate the quarter’s results. In addition, we will file a copy of our prepared remarks on Form 8-K.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I’ll now turn the call over to Greg.

Greg Hyland:

Thank you Martie and good morning everyone.

We appreciate you joining us this morning as we discuss our results for the second quarter of 2010. I’ll begin today with a brief overview of the quarter. Evan will then provide a detailed financial report and cover key drivers affecting our business. I will then follow with our outlook for the second half of the year and the actions we continue to take to strengthen our position in the marketplace. We will then open up the call for your questions.

Our second-quarter results were essentially as we expected. As we discussed last quarter, we expected results to be down sequentially primarily due to higher under-absorbed overhead costs associated with the typical production drop in the first quarter.

Additionally, we expected U.S. Pipe to experience a drop off in pricing without a commensurate change in raw material costs.

But more importantly, as we review our second quarter results, we are encouraged by the evidence of recovery we are seeing in certain of our end markets, particularly in water infrastructure. For example, bookings of both our core products at Mueller Co. and tonnage at U.S. Pipe were up significantly. We are also seeing signs of stabilization in most of Anvil’s end markets and growth in its addressed energy market.

Furthermore, capacity utilization increased in the second quarter in all three business segments and is expected to increase further in the third quarter, which should lead to higher margins.

While we saw a notable uptick in orders at U.S. Pipe, we still have concerns about pipe price increases offsetting rising raw material costs.

Many of the dynamics that negatively impacted first and second quarter, especially capacity utilization – and in particular at Mueller Co. - are now behind us, and we should see improved margins in our water infrastructure business in the third quarter.

Evan will now provide more detail on the second quarter financial results.

Evan Hart – Financial Summary

Good morning everyone. I’ll first review the consolidated results and then discuss segment performance.

Consolidated net sales of $301.8 million for the 2010 second quarter decreased $20.4 million year-over-year from $322.2 million for the 2009 second quarter. Net sales decreased $27.3 million due to the divestiture of two Anvil businesses. Additionally, we experienced lower pricing of $19.4 million. These items were partially offset by higher shipment volumes of $25.1 million and favorable Canadian currency exchange rates of $2.6 million. We were pleased to see net sales excluding divested operations increase in the second quarter, the first quarter in six quarters in which net sales increased year-over-year.

Gross profit of $38.2 million in the 2010 second quarter decreased $16.7 million compared to $54.9 million in the 2009 second quarter. Gross margin was 12.7% compared to 17.0% in the prior year period. Gross profit decreased $19.4 million due to lower sales pricing primarily at U.S. Pipe and $9.4 million due to higher per unit overhead costs associated with lower production. Gross profit declines were partially offset by manufacturing and other cost savings of $12.9 million across all three of our business units, $7.4 million from higher shipment volume, and lower raw material costs of $3.6 million.

Adjusted loss from operations for the quarter of $12.4 million increased $7.3 million from adjusted loss from operations of $5.1 million in the prior year period. Results were negatively impacted by $19.4 million of lower sales pricing and $9.4 million of higher per unit overhead costs associated with lower production. The quarter’s results were positively impacted by $12.9 million of manufacturing and other cost savings, $9.4 million of lower selling, general and administrative expenses, $7.4 million of higher shipment volumes, and $3.6 million of lower raw material costs.

Selling, general and administrative expenses of $50.6 million in the 2010 second quarter compare with $60.0 million in the 2009 second quarter. This decline resulted primarily from SG&A associated with the divestiture of MFC, including the gain, as well as personnel-related cost savings.

Second quarter 2010 adjusted operating margin of negative 4.1% and adjusted EBITDA margin of 3.0% compare with the 2009 second quarter adjusted operating margin of negative 1.6% and adjusted EBITDA margin of 5.8%.

Net interest expense of $14.8 million for the 2010 second quarter decreased $1.8 million from $16.6 million for the 2009 second quarter. The 2010 second quarter included a net credit of $1.2 million related to the early settlement of interest rate swap contracts associated with debt repayments. When adjusted, 2010 second quarter net interest expense decreased $0.6 million from the 2009 second quarter primarily due to lower debt levels during the 2010 second quarter partially offset by higher interest rates.

Our effective income tax rate for the three months ended March 31, 2010 was 38%.

Adjusted net loss per share of $0.11 in the 2010 second quarter compares to adjusted net loss per share of $0.13 in the 2009 second quarter. The adjustments include restructuring premature interest rate settlement cost and loss on early extinguishment of debt. As a reminder, there were 154.4 million average shares outstanding during the 2010 second quarter compared to 115.6 million average shares outstanding in the 2009 second quarter.

I’ll now move on to segment performance.

Net sales for the Mueller Co. segment of $141.2 million in the 2010 second quarter increased $26.4 million, or 23.0%, from $114.8 million in the prior year quarter. This quarter benefitted from higher shipment volumes of $26.8 million and favorable Canadian currency exchange rates of $2.2 million which were partially offset by $1.2 million of lower pricing. Volume increased in the second quarter primarily due to strong growth with core Mueller Co. products largely as a result of greater shipments due to what we believe is an increase in maintenance and repair activity. For the 2010 second quarter, unit shipment volumes of iron gate valves, hydrants, and brass service products increased year-over-year on average slightly over 30%.

Pricing was down $1.2 million, although we believe market shares remained relatively constant. Additionally we are seeing a realization of our recent price increases, which we will discuss later.

Adjusted income from operations of $9.7 million increased $7.1 million from $2.6 million in the 2009 second quarter. Adjusted

EBITDA of $22.2 million in the 2010 second quarter increased $6.4 million, or 41%, from $15.8 million in the 2009 second quarter. The increase in adjusted income from operations was due to $9.9 million of higher shipment volumes and $5.3 million of manufacturing and other cost savings. These items were partially offset by $2.8 million of higher selling, general and administrative expenses and $2.0 million of higher per unit overhead costs associated with lower production. SG&A costs were higher this quarter due to our development investments in Mueller Systems and higher sales. Mueller Systems is our meter and technology business that offers utilities advanced automated metering infrastructure systems. We acquired this technology a little more than a year ago and have combined it with our traditional AMR and other meter business to take advantage of growth opportunities as utilities look for ways to increase the effectiveness of their water management programs.

Year-over-year adjusted operating income margin at Mueller Co. improved to 6.9% from 2.3%.

We want to remind you that, as expected, operating income margin at Mueller Co. declined on a sequential basis primarily due to the higher per unit overhead costs on lower production levels we typically see in our first quarter.

Net sales for U.S. Pipe of $83.0 million in the 2010 second quarter compare to $93.2 million in the 2009 second quarter. The $10.2 million net sales decrease was attributable to $17.6 million of lower pricing which was partially offset by $7.4 million of higher shipment volumes. Unit shipments of ductile iron pipe for the 2010 second quarter increased 17% on a year-over-year basis and were up 7% sequentially. However, pricing for ductile iron pipe declined 24% year-over-year and 4% sequentially.

In the 2010 second quarter, adjusted loss from operations was $19.6 million and adjusted EBITDA was a loss of $14.6 million. These results compare to adjusted loss from operations of $10.9 million and adjusted EBITDA loss of $4.7 million in the 2009 second quarter. The 2010 second quarter results were negatively impacted by $17.6 million of lower sales pricing, partially offset by $4.8 million of manufacturing and other cost savings, $1.9 million of higher shipment volumes, $1.4 million of lower selling, general and administrative costs, and $1.1 million of lower raw material costs.

The closure of our North Birmingham facility remains on schedule. Our projected savings of $20 - $25 million on an annualized basis, with net savings of $6 - $8 million in the second half of 2010 remain the same.

During the second quarter, we recorded approximately $10.4 million in restructuring charges. We expect to record additional restructuring charges for the closure of North Birmingham of approximately $4 - $5 million, most of which will be taken in the second half of 2010.

Net sales for the Anvil segment of $77.6 million in the 2010 second quarter compare to $114.2 million in the prior year quarter. Net sales declined $27.3 million due to the divestiture of two of Anvil’s businesses and $9.1 million of lower shipment volumes. The continued decline in volume is primarily due to the downturn in the non-residential construction market partially offset by stronger sales into the energy market.

We believe we have at least maintained our market share with most of our Anvil products.

Adjusted income from operations of $6.0 million and adjusted EBITDA of $9.7 million for the 2010 second quarter compared to adjusted income from operations of $12.1 million and adjusted EBITDA of $16.5 million in the 2009 second quarter. Adjusted income from operations decreased $8.1 million from higher per-unit overhead costs primarily due to lower production and $4.4 million of lower shipment volumes. These decreases were partially offset by $3.1 million from the gain on the sale of one of the businesses, $2.8 million of manufacturing and other cost savings and $2.1 million of lower raw material costs.

The decline in SG&A was primarily attributable to the operations of the divested MFC business as well as the gain on this divestiture. However, the operating income impact from the divestiture was minimal.

Reduced production during the second half of 2009 in response to the ongoing downturn in non-residential construction contributed to Anvil’s higher per-unit overhead costs in the second quarter compared to the prior year period.

Free cash flow, which is cash provided by operating activities less capital expenditures, was a negative $21.7 million for the 2010 second quarter. This compares to positive free cash flow of $8.1 million for the 2009 second quarter. Year-to-date, free cash flow was $29.7 million compared to a negative $19.8 million for the first six months of 2009.

Total debt declined $42.5 million in the second quarter to $694.9 million at March 31, 2010.

Total debt at March 31, 2010 was comprised of $54.6 million of Term A debt and $218.7 million of Term B debt both bearing interest of LIBOR + 500 basis points, $420.0 million of senior subordinated notes at a fixed rate of 7 3/8%; and $1.6 million of other.

Our scheduled principal repayments remain minimal with $5 million due over the remainder of 2010, and $10 million due in 2011. Our first significant scheduled debt repayments totaling $47 million occur in 2012 when our Term A debt matures. For the 12 months ended March 31, 2010, we have repaid $393 million of our debt.

At March 31, 2010, our trailing twelve month EBITDA as defined under our credit agreement was $92.9 million.

I’ll now turn the call back to Greg.

Greg Hyland – Final Remarks

Thanks, Evan.

Evan has provided the detail of our second quarter financial performance and an analysis of our results. I will now discuss our outlook for the third quarter and the balance of the year, highlighting some of the positive trends we are seeing and key drivers we are experiencing.

On a consolidated basis, this is the first quarter in the last seven we experienced a year-over-year increase in dollar volume. As Evan mentioned, volume was up $25.1 million over second quarter of 2009. As a reminder, volume in the second quarter of 2009 was down $124.0 million from the previous year.

We have begun to experience a number of positive trends. I’ll begin with Mueller Co., which has seen increased volume, improved capacity utilization and has implemented price increases.

Volume has increased the last two quarters on a year-over-year basis, with second quarter volume significantly higher than a year earlier, which was the lowest quarter of 2009. During the quarter we called back a number of our hourly manufacturing employees to respond to this increase in volume. However, we believe efficiency gains from our LEAN initiatives have improved our productivity and reduced the required number of employees we needed to add.

On a unit basis, orders for valves, hydrants and brass service products - Mueller Co.’s core products - increased 40% on a year-over-year basis.

Capacity utilization at Mueller also increased on a year-over-year basis over the last two quarters. For example, in the second quarter, production hours in Mueller Co.’s manufacturing facilities increased over 60% year-over-year. We expect capacity utilization will continue to increase in the second half of the year, lowering overhead costs on a per-unit basis.

Additionally a 7% price increase for valves and hydrants became effective in late January and a 4% price increase on brass service products took effect in late April. We expect to begin to realize the benefits of these price increases in the second half of the year.

The increases in shipment volumes, capacity utilization and prices should contribute to improved performance and higher margin conversion in the second half of our year.

Now let’s look at our outlook for Mueller Co. for the third quarter…

Mueller Co. should continue experiencing year-over-year volume increases tied to higher levels of maintenance and repair activity, including projects funded by The American Recovery and Reinvestment Act. The EPA announced that all Stimulus funds were contracted by the middle of February, and the EPA estimates that 80% of those contracts have begun construction.

With regard to residential construction, it appears that the U.S. is in the early stages of a housing recovery, since year-over-year housing starts have improved for the last four months. However, we don’t expect to benefit materially for at least 12-18 months after the housing recovery begins.

We expect the cost of raw materials to continue to rise throughout the year, but our objective is to offset these higher costs.

With the increased capacity utilization we expect to realize lower per unit overhead costs.

As a result of these positive factors, specifically the increased capacity utilization, we expect to benefit from positive operating leverage, resulting in higher adjusted income from operations and margins year-over-year in the third quarter of 2010.

For the third quarter, we expect Mueller Co. will have substantially improved performance on a year-over-year basis.

During the second quarter, net sales grew 23% on a year-over-year basis. We believe a stronger end market contributed to this growth as did the completion of distributor destocking in the middle of last year as well as distributor orders that came in advance of this year’s price increase that we shipped during the quarter. As we look to the third quarter, we expect growth will be driven by end market demand. As a result, we expect net sales will grow year-over-year in the third quarter but at a slightly lower rate than we saw in the second quarter. We expect to see strong operating income conversion on the incremental revenue at around a 50% rate.

Turning now to U.S. Pipe…

We saw a number of positive trends during the quarter. Shipment volumes of ductile iron pipe increased 17% and tons booked were up nearly 60% in the second quarter over the prior year period. We realized manufacturing cost savings of $4.8 million. And as Evan discussed, closure of our North Birmingham facility remains on track. The closure of this facility will eliminate fixed overhead costs and will enable us to increase production in our most efficient facility.

While we are currently encouraged by the growth in bookings that we realized in the second quarter, we think that it is important to point out that orders were down significantly in the second quarter of 2009. Therefore the growth is off a much smaller base. We believe that the bookings level we did achieve should contribute to a 15% - 20% growth in volume shipments in the second half of the year.

A negative factor for U.S. Pipe continues to be pricing where average pipe prices during the quarter declined 4% sequentially and 24% year-over-year. Clearly, the impact of average lower pipe pricing had the single largest effect on second quarter results.

Now looking at the third quarter.

As we enter the third quarter with a tonnage backlog at U.S. Pipe that is more than double from the previous year – the result of the significant increase in bookings in the second quarter, which we believe is primarily due to Stimulus-related projects.

We expect our capacity utilization in the third quarter will be about 70%. This compares to 40% capacity utilization a year ago and 45% in the first half of this year.

These higher production levels will lower overhead costs per ton and should improve margins. However, we are facing an environment of higher raw material costs – especially scrap steel. For example, the cost of our most recent purchase was more than double from a year earlier.

While ductile iron pipe pricing for the second quarter of 2010 was 24% below a year ago, the average price in the second quarter was 10% below the third quarter of 2009. The price per ton booked has increased each of the last three months since January. In addition, we have announced a price increase that was effective May 1, and our competitors have announced similar price increases. This price increase is necessary to address rising raw material costs. In this environment of escalating raw material costs, we are taking additional steps to ensure we are not locked into prices that don’t address these higher costs.

Additionally, one of our competitors announced last week that they were immediately idling one of their ductile iron pipe facilities, further reducing overall capacity in the industry.

We expect the pricing impact in the third quarter to be less on a year-over-year basis than it was in the second quarter. However, we don’t expect to cover year-over-year higher raw material cost increases with price increases.

Overall, we are pleased with the increase we have seen in tons shipped, the growth in our bookings, expected higher capacity utilization rates, the increased production in our most efficient facility and the higher average monthly pipe prices in tons booked since January. However, with rising raw material costs and the volatility we have seen in pricing, the biggest challenge for U.S. Pipe remains our ability to cover higher raw material costs.

In summary, we expect that net sales will increase year-over-year, driven by the increase in volume, although partially offset by price declines. We expect U.S. Pipe’s operating loss to improve slightly in the third quarter on a year-over-year basis after excluding $3 million of bad debt expense related to a specific customer in last year’s results.

Now turning to Anvil…

Non-residential construction spending, which is a primary end market for Anvil, continued to be down in the second quarter, although we did see a significant increase in the energy market, which represents a little less than 15% of Anvil’s total business.

Additionally, production increased 25% on a year-over-year basis in the second quarter, which should benefit under-absorbed overhead in our fourth quarter.

Despite lower sales in the second quarter, we believe we have at least maintained our market share across Anvil’s primary products.

As we look to the third quarter, we believe our sales and income from operations for Anvil will remain roughly comparable sequentially when adjusted for the gain on the divestiture. As a reminder, Anvil’s business has limited seasonality.

Although industry forecasts continue to project a decline in non-residential construction spending for the 2010 calendar year, the year-over-year impact of the decline in spending is expected to lessen considerably.

Anvil is also seeing increasing raw material costs but has announced price increases of between 4% and 17% on a majority of its products since the beginning of the year. Some of the price increases were implemented in the first quarter, but most of them were not effective until late in the second quarter and early in the third quarter. We expect to see the benefits of these price increases beginning in the fourth quarter.

Products covered by the price increases include domestically produced as well as sourced products used in the mechanical and fire protection markets. We expect to at least cover rising raw material costs with price increases.

We also expect to see year-over-year benefits from the cost reduction actions previously implemented.

For Mueller Water Products as a whole, we expect third quarter income from operations at Mueller Co. to improve substantially year-over-year due to higher shipment volumes and lower per unit overhead costs. At U.S. Pipe, we expect adjusted loss from operations to improve on a year-over-year basis. While U.S. Pipe will be negatively impacted by higher raw material costs and lower pricing, we believe we will benefit from increased volumes and lower per unit overhead costs. Finally, we expect Anvil’s income from operations to be roughly flat on a sequential basis when adjusted for the gain on the divestiture.

Other key variables for 2010 are: corporate spending is estimated to be between $34 and $36 million; and net interest expense is estimated to be within the range of $63 to $66 million. Our effective income tax rate is expected to be between 35% and 38%. Capital expenditures are expected to be $44 to $48 million and we expect to generate positive free cash flow for the full year.

In summary, our second-quarter results were essentially as we expected, and we are encouraged by the evidence of recovery we are seeing in certain of our end markets, particularly in water infrastructure. Bookings were up significantly with both our core products at Mueller Co. and tonnage at U.S. Pipe, and we are seeing signs of stabilization in most of Anvil’s end markets and growth in its addressed energy market. The increased capacity utilization in the second quarter in all three business segments is expected to increase further in the third quarter, which should lead to higher margins.

We have taken a number of actions over the past year to manage our controllable expenses, such as the closure of North Birmingham as well as implementation of a number of LEAN initiatives, and we should realize the benefits of positive operating leverage as our production volumes and shipments increase.

As a reminder, the prepared remarks from this morning’s call are being filed on Form 8-K. With that, I’ll open it up for questions.

Greg Hyland

Seeing that there are no further questions, we will conclude our call. Thank you for your continued interest in Mueller Water Products. As a reminder, the prepared remarks from this morning’s call are being filed on Form 8-K.